UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2014

Trade Street Residential, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	001-32365	13-4284187
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19950 West Country Club Drive, Suite 800, Aventura, Florida	33180
(Address of Principal Executive Offices)	(Zip Code)

(786) 248-5200
(Registrant's telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 26, 2014, Trade Street Residential, Inc. (the “Company”), through its operating partnership, Trade Street Operating Partnership, LP (the “Operating Partnership”), entered into a purchase and sale agreement (the “Gipper Purchase Agreement”) to purchase Waterstone at Big Creek, a 270-unit apartment community located in Alpharetta, Georgia (the “Gipper Property”), which is presently 75.2% occupied and 82.2% leased as of the date of this Current Report on Form 8-K. The Gipper Purchase Agreement was entered into with an unrelated third party, Gipper, LLC, a Georgia limited liability company that owns the Gipper Property. The purchase price is approximately $40.5 million, which the Company intends to fund with cash on hand and a loan under its $75 million senior secured credit facility with Regions Bank as Lead Arranger and U.S. Bank National Association as a participant.

The acquisition of the Gipper Property is expected to close in the second quarter of 2014, and is subject to customary closing conditions. The Gipper Purchase Agreement contains other terms, conditions, covenants, representations, and warranties from each of the respective parties that are customary and typical for a transaction of this nature. The Company can offer no assurances that this acquisition will close on the terms described herein, or at all.

The foregoing description of the Gipper Purchase Agreement do not purport to be complete and is qualified in its entirety by reference to the full text of the Gipper Purchase Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure

On March 4, 2014, the Company issued a press release announcing the acquisition of the Gipper Property. A copy of that press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01. Other Events

On January 28, 2014, the Company, through the Operating Partnership, entered into a purchase and sale agreement (the “Brier Creek Purchase Agreement”) to purchase Waterstone at Brier Creek, a 232-unit apartment community located in Raleigh, North Carolina (the “Brier Creek Property”), which is presently 37.1% occupied and 44.4% leased as of the date of this Current Report on Form 8-K. The Brier Creek Purchase Agreement was entered into with an unrelated third party, Selona Partners, LLC, a Georgia limited liability company that owns the Brier Creek Property. The purchase price is approximately $32.7 million, which the Company intends to fund with a new mortgage loan of approximately $16.3 million and cash of approximately $16.4 million.

The acquisition of the Brier Creek Property is expected to close on March 10, 2014, and is subject to customary closing conditions. The Brier Creek Purchase Agreement contains other terms, conditions, covenants, representations, and warranties from each of the respective parties that are customary and typical for a transaction of this nature. The Company can offer no assurances that this acquisition will close on the terms described herein, or at all.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Purchase and Sale Agreement by and between Gipper, LLC and Trade Street Operating Partnership, L.P., dated February 26, 2013.
99.1	Press Release issued by the Company on March 4, 2014

IMPORTANT ADDITIONAL INFORMATION

Certain statements included in this Current Report on Form 8-K are forward-looking statements within the meaning Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements above include, but are not limited to, matters identified as expectations and matters with respect to the future acquisition of the Gipper Property or the Brier Creek Property. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For more information regarding risks and uncertainties that may affect the Company’s future results, review the Company’s filings with the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trade Street Residential, Inc.

Date: March 4, 2014	By:	/s/ Richard Ross
Richard Ross
Chief Executive Officer and Chief Financial Officer